EXHIBIT 99.2

FOR IMMEDIATE RELEASE		MARCH 11, 2005
CONTACTS:	Colin Neill, CFO	Media Contact:
	Axonyx Inc.	Dawn Lauer
	212-645-7704	GCI Group
212-537-8088
	www.axonyx.com	dlauer@gcigroup.com

AXONYX ANNOUNCES RESULTS OF INTERIM ANALYSIS OF BETA- AMYLOID TRIAL

Data Meet Pre-defined Criteria for Continuing Trial Enrollment in Top Dose Group

NEW YORK, NY – March 11, 2005 – Axonyx Inc. (NASDAQ: AXYX) announced today interim results from the first 37 patients in a Phase IIb double-blind placebo-controlled clinical trial (designated AX-CL-06a) designed to evaluate the effects of Phenserine tartrate (PT) on cerebrospinal fluid (CSF) levels of beta-amyloid (A( 1- 42) and other biomarkers in mild to moderate Alzheimer’s Disease (AD) patients. The presence of toxic beta-amyloid in the brains of AD patients is considered by many experts to be a key pathological event in the causation as well as the progression of AD. A reduction of beta-amyloid levels could correlate to a reduced progression of AD. Patients received Phenserine 10mg or 15mg twice daily or placebo for a period of 6 months.

Results from this Phase IIb clinical trial will be presented on Saturday, March 12, 2005, at the 7Th International Conference on Alzheimer’s and Parkinson’s disease in Sorrento, Italy.

The Company scheduled this interim analysis to assess the benefit of continuing enrollment. Pre-defined criteria for the interim analysis were based on beta amyloid 1 – 42 levels in patients who completed the study successfully and referred to as the per protocol population (PP).

The changes in CSF Aß 1-42 are summarized in the following table:

CSF Aß 1- 42 Mean Changes from Baseline in pg/ml (picograms per milliliter) (SE)

PP
Placebo (n=7)	22.38(39.20)
Phenserine tartrate 10mg BID (n=11)	-1.16(18.50)
Phenserine tartrate 15mg BID (n=19)	-35.65 (24.10)

The Phenserine 15mg BID dose showed approximately a 58 pg/ml difference from placebo following 6 months of treatment. The interim analysis demonstrated that none of the numerical differences between the treatment groups achieved statistical significance. However, there was sufficient information to conclude that enrollment to the 15mg dose group was justified, but not to the 10mg group. Completion of patient enrollment of this trial is expected in the second quarter 2005 with final results in the last quarter 2005.

“While these results met the predefined criteria for continuing enrollment at the higher dose and we believe are encouraging, further data are required before definitive conclusions can be drawn,” stated Gosse Bruinsma, M.D., President and Chief Executive Officer of Axonyx. “Successful completion of this trial will remain a priority for the Company.”

About Phenserine

Phenserine is a highly selective acetylcholinesterase (AChE) inhibitor that binds with an enzyme that is responsible for the breakdown of a neurotransmitter important in memory and cognition. Unlike other AChE inhibitors, which only suppress the activity of this enzyme, Phenserine has been shown to have two mechanisms of action: (1) the inhibition of the AChE enzyme, and (2) in preclinical studies, the inhibition of the synthesis of Aß, the protein in the brain that is thought to be a cause of brain cell death in Alzheimer’s disease.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or other ongoing Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer’s disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy and safety results of the Phase III trial program, if pursued, will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine or other development programs, that the Company’s development work on Phenserine will support an NDA filing, that the results of a Phase III program will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any of its other potential memory enhancing compounds toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.